Exhibit (d)(13)

JOHN HANCOCK FUNDS II

U.S. EQUITY FUND

SUB-ADVISORY AGREEMENT

Sub-Advisory Agreement (the “Agreement”) executed this 1st day of January, 2014 between JOHN HANCOCK ADVISERS, LLC, a Delaware limited liability company (the “Adviser”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Subadviser”). In consideration of the mutual covenants herein contained, it is agreed as follows:

WHEREAS, the Adviser serves as investment adviser of the U.S. Equity Fund (formerly, U.S. Multi-Sector Fund) (the “Portfolio”), a series of John Hancock Funds II (the “Trust”), a Massachusetts business trust which has filed a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”); and

WHEREAS, the Trust consists of several series, one of which is the Portfolio; and

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and desires to avail itself of the services, advice and assistance of the Subadviser to assist the Adviser in providing investment advisory services to the Portfolio; and

WHEREAS, the Subadviser is registered under the Advisers Act, and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Funds II (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Subadviser. The Trust, the Adviser and the Subadviser shall not be considered as partners or participants in a joint venture.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER

a.	Subject always to the control of the trustees of the Trust (the “Trustees”), the Subadviser, at its expense, will furnish continuously an investment program for the Portfolios and will make investment decisions on behalf of the Portfolios and place all orders for the purchase and sale of portfolio securities and all other investments. The Subadviser will allocate all facilities and personnel necessary for the conduct of its duties under this Agreement. In the performance of its duties, the Subadviser will comply with (1) the provisions of the Trust’s Agreement and Declaration of Trust and By-laws, and the investment objectives, policies and restrictions of the Portfolios as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Subadviser upon filing with the SEC), and any amendments to such Agreement and Declaration of Trust, By-laws, investment objectives, policies and restrictions which the Trustees or the Adviser, as the case may be, may from time to time determine, as promptly as practicable after such amendments have been communicated to the Subadviser in writing, and (2) other policies which the Trustees may from time to time determine, as promptly as practicable after such policies have been communicated to the Subadviser in writing. The Subadviser and the Adviser shall each make its officers and employees and any information reasonably requested available to the other from time to time at reasonable times to review investment policies of the Portfolios, to facilitate the Adviser’s monitoring of the Subadviser, and to consult with each other regarding the investment affairs of the Portfolios.

b.	The Subadviser shall bear its own expenses in providing services pursuant to this Agreement, including salaries of its personnel. The Subadviser shall not be obligated to pay any expenses of the Adviser, the Trust or the Portfolios, including without limitation (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of securities and other investment instruments of the Portfolios; and (iii) custodian fees and expenses. The Subadviser shall not be obligated to pay any expenses of or for the Portfolios not expressly assumed by the Subadviser pursuant to this Section 1. Any reimbursement of management or other fees required by an expense limitation or waiver provision, and any liability arising out of a violation by the Adviser of Section 36(b) of the 1940 Act, shall be the sole responsibility of the Adviser, provided that nothing herein shall relieve the Subadviser from its own liability under Section 36(b) of the 1940 Act with respect to its duties under this Agreement.

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for each Portfolio, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for each Portfolio in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by such Portfolio and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

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d.	The Subadviser may execute fund documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its providing investment advisory services to the Portfolios.

e.	Nothing herein shall be considered as constituting the Subadviser as an agent for the Adviser or the Portfolio or the Trust or as anything other than an independent contractor with respect to the Adviser or the Portfolios or the Trust.

f.	The Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolios or that the Portfolios will perform comparably with any standard, including other funds managed by the Subadviser.

g.	The Subadviser will provide such access to the Subadviser’s chief compliance officer and such compliance-related information concerning the Subadviser’s services to the Portfolios under this Agreement as may reasonably be requested by the chief compliance officer of the Adviser or of the Trust, as the case may be.

3.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, member, director, officer or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that this is a non-exclusive contract for services, and that the Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses. The Subadviser may, by way of example and not by way of limitation, undertake to act as investment adviser or subadviser for any investment company, including without limitation other U.S. registered investment companies with identical investment policies to the Portfolios. Nothing in this paragraph is intended to negate or otherwise limit any existing or future agreements between the Adviser and the Subadviser beyond this Agreement that may have the effect of limiting (i) the organizations and persons to which the Subadviser may provide investment advisory services or (ii) the nature of the investment advisory services the Subadviser may provide to other organizations and persons.

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4.	COMPENSATION TO BE PAID BY THE MANAGER TO THE SUBADVISER

The Adviser will pay to the Subadviser the compensation specified in Appendix A in return for the Subadviser’s services rendered hereunder.

5.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS CONTRACT

This Agreement shall automatically terminate, without the payment of any penalty by the Trust, in the event of its assignment or in the event that the Investment Management Contract between the Adviser and the Trust shall have terminated for any reason; and this Agreement shall not be amended unless such amendment is approved as follows: (i) at a meeting by the affirmative vote of a majority of the outstanding shares of the affected Portfolio, unless either (A) a determination is made that shareholder approval is not required based on SEC guidance or reliance on SEC staff interpretations or (B) pursuant to exemptive relief no such approval is required; and (ii) by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser or of the Subadviser; and (iii) by both parties hereto.

6.	DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. With respect to each Portfolio and, the Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of the affected Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

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7.	CERTAIN INFORMATION

The Subadviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Subadviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Subadviser shall be disqualified from serving as investment adviser to the Portfolios pursuant to Section 9 of the 1940 Act, or otherwise, (c) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (d) there is a change in control of the Subadviser or any parent of the Subadviser within the meaning of the 1940 Act, (e) there is a material adverse change in the business or financial position of the Subadviser that would materially affect the services provided by the Subadviser hereunder, or (f) any person(s) primarily responsible for the day-to-day management of the Portfolios’ portfolios, if any, shall have changed.

8.	CERTAIN DEFINITIONS

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares of the Portfolio” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Portfolio, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Portfolio, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Portfolio, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

9.	NONLIABILITY OF SUBADVISER

Notwithstanding any other provision of this Agreement, in the absence of willful misconduct, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser, including its officers, directors, employees and members, shall not be subject to any liability to the Adviser, to the Trust, to the Portfolios, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

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10.	EXERCISE OF VOTING RIGHTS

Except as instructed otherwise by the Trustees of the Trust or the Adviser, the Subadviser shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Portfolios. The Adviser agrees and acknowledges that the Subadviser shall not be obligated to take any action with respect to any class action proceedings or other legal action concerning securities held in the Portfolios’ portfolios, except to forward to the Adviser in a timely fashion any notice of such an action that the Subadviser may receive.

11.	REPORTS

During the term of this Agreement, the Adviser agrees to use its best efforts (a) to furnish to the Subadviser, at a reasonable time prior to the use thereof, all prospectuses (as described in Section 10(a) of the Securities Act of 1933, as amended (the “1933 Act”)), proxy statements, reports to shareholders, sales literature or other material relating to the Trust which describe the Subadviser or its ownership, business or investment processes in any way that is materially different from the “Agreed Disclosure” (which for this purpose means either (i) the prospectus (including any prospectus supplement) or (ii) the most recent amendment to the Trust’s registration statement under the 1933 Act depending on whether, on the relevant date, the prospectus or the amendment was more recently filed with the SEC) and (b) not to use any such material (to the extent it relates to the Subadviser) if the Subadviser objects in writing that the description of the Subadviser or its ownership, business or investment process is materially misleading or inaccurate.

12.	CONSULTATION WITH SUBADVISERS

In order to allow the Trust and the parties hereto to take advantage of the safe harbor under Rule 17a-10 under the 1940 Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for the Portfolios in securities or other assets:

1.	other subadvisers to the Portfolio

2.	other subadvisers to a series of the Trust

3.	other subadvisers to a fund under common control with the Portfolios

13.	MISCELLANEOUS

a.	Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by applicable law, rule or regulation.

b.	This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

c.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

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d.	The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any series thereof (including the Portfolios), but only the assets belonging to the Trust, or to the Portfolios or other particular series of the Trust with respect to which such obligation or claim arose, shall be liable.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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In Witness Whereof, JOHN HANCOCK ADVISERS, LLC and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
	Name:	Leo Zerilli
	Title:	Senior Vice President and
Chief Investment Officer

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ JB Kittredge
	Name:	JB Kittredge
	Title:	General Counsel

By:
Name:
Title:

This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. GMO’s certificate of organization is on file with the Secretary of State of The Commonwealth of Massachusetts.

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APPENDIX A

The Subadviser shall serve as investment subadviser for the following Portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio as indicated below.

1.	For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

"Portfolio Assets" shall mean the net assets of a given Portfolio managed by the Subadviser for which the fee is being calculated;

"Other Assets" shall mean, with respect to a Portfolio, the net assets of the portion of assets managed by the Subadviser of the Accounts listed below as corresponding to such Portfolio;

"Combined Assets" shall mean the sum of Portfolio Assets and Other Assets; and

"Daily Portfolio Net Assets" shall mean the net asset value of the Portfolio Assets as of the end of each day.

"Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

2.             The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Portfolio Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser). The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Portfolio Net Assets, and dividing by 365 (366 in a leap year).

3.             The following table shall be used to determine the Other Assets that correspond to each Portfolio:

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”

U.S. Equity Fund (formerly, U.S. Multi Sector Fund)	John Hancock U.S. Equity Trust, a series of John Hancock Variable Insurance Trust

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4.             The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement with respect to each Portfolio, in each case (unless otherwise noted) based on the Daily Combined Net Assets as indicated.

Name of Fund	First Tranche: Daily Combined Net Assets up to $500 million	Second Tranche: Daily Combined Net Assets in Excess of $5 million and up to $1 billion	Third Tranche: Daily Combined Net Assets in Excess of $1 billion

U.S. Equity Fund (formerly, U.S. Multi-Sector Fund)	[ ]%	[ ]%	[ ]%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets.

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